EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 13th day of March, 2018, but shall be effective as of January 1, 2018 (“Effective Date”) between MAGNEGAS CORPORATION, a Delaware corporation (the “Corporation”), and SCOTT MAHONEY (the “Executive”).

RECITALS:

WHEREAS, the Corporation and the Executive desire to enter into this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Corporation hereby employs the Executive, and the Executive hereby accepts such employment and agrees to serve the Corporation, for the Term (defined below), in the capacities and subject to and upon the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement is one (1) year, commencing January 1, 2018, but is subject to termination prior to the end of the term as set forth in paragraph 11 hereof (“Term”). This Agreement shall be automatically extended for consecutive one (1) year terms, unless otherwise terminated as set forth herein.

3. Full Time Employment; Outside Business Activities. So long as this Agreement continues to be in effect, the Executive shall devote his business time and energies to the business and affairs of the Corporation, use his best efforts, skills and abilities to promote its interests; perform the duties described in paragraph 4 hereof, and such other duties for the Corporation or any of its subsidiaries as may be assigned to him by the Chief Executive Officer or Board of Directors of the Corporation. However, the Executive shall be permitted to engage in outside business activities so long as the Executive is able to perform his duties for the Corporation in a commercially reasonable manner. In the event the Executive is appointed to the board of another public company or takes a part-time employment role, the Executive shall notify the Corporation’s CEO and/or Board of Directors, as applicable.

4. Duties and Title. The Executive’s principal areas of responsibility shall be to act and serve as the Chief Financial Officer and corporate Secretary of the Corporation. The Executive shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder in any efficient manner; provided, that in exercising such power and authority and performing such duties, he shall at all times be subject to the supervision of the Chief Executive Officer or Board of Directors of the Corporation. Executive shall not be required to perform his duties from the Corporation’s corporate headquarters.

5. Salary and Benefits.

a. Base Pay. The Corporation shall pay the Executive, and the Executive hereby agrees to accept as compensation for services rendered hereunder a base salary at an annual rate of Two Hundred Fifteen Thousand and no/100 Dollars ($215,000.00) payable in approximately equal weekly installments, subject to applicable tax withholding. Upon extension of this Agreement, the Executive’s salary and benefits may be increased. Any increase in salary and benefits shall be set forth in writing and agreed to the by the Corporation and the Executive.

b. Bonus. Executive shall receive bonuses in accordance with Exhibit A.

c. Benefits. Executive may participate, subject to conditions for eligibility generally applicable to all employees, in any benefit provided to the employees of the Corporation, including, but not limited to, life, health and disability insurance, stock or stock option grants, profit sharing and pension benefit programs of the Corporation. Health insurance shall include a family coverage option. As applicable, Executive’s participation in the Corporation’s 401(k) plan or other retirement plan shall commence upon execution of this Agreement. Executive will be entitled to the following additional benefits:

i. Health Care Credit. Executive shall have an additional $500 per month added to his base pay to cover health care expenses under the Company’s health insurance plan.

ii. Car/Mileage Allowance. Executive may seek reimbursement for miles traveled at the Corporation’s then current rate.

iii. Cell Phone Allowance. $50 per month.

iv. Paid Time Off; Vacation; Sick/Personal Days. Executive shall be entitled to twenty-five (25) days of vacation annually, and five (5) personal/sick days (vacation days, sick days personal days are collectively Paid Time Off (“PTO”) days.

1. If there are any unused PTO days at the end of the Term or any extended term, the Executive will have two (2) options and may either:

a. Accrue ten (10) PTO days to any year covered under an extended term of this Agreement, or

b. Cash out the balance of any unused PTO days (with every one (1) day equaling 1/5th of the Executive’s normal weekly salary.

2. Assuming this Agreement is extended, the Executive’s accrued PTO days shall be capped total of fifteen (15) PTO days.

3. If at any point this Agreement is not renewed, all accrued and unused PTO days shall be paid in cash within thirty (30) calendar days of contract expiration or termination. For the sake of clarity, any cashed out PTO days shall be calculated such that each one (1) PTO day equals 1/5th of the Executive’s normal weekly salary in effect at the time this Agreement is terminated.

6. Reimbursement for Expenses. The Corporation shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his services under this Agreement, within thirty (30) days of being incurred, upon presentation of expense statements, vouchers and other supporting documentation in such form and containing such information as the Corporation may from time to time reasonably request.

7. Inventions and Innovations. The Executive hereby agrees that all processes, discoveries, formulas, improvements, technologies, designs and inventions (collectively, “Inventions”), including, but not limited to, new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made during the Term of the Executive’s employment with Corporation solely by the Executive, or jointly with others, and used or usable in the business of Corporation, are a “work made for hire” and shall belong to Corporation. Further, the Executive shall (a) promptly disclose such Inventions to Corporation, (b) assign to Corporation, without additional compensation, all patent and other rights to such Inventions, whether patentable or unpatentable, including all substitution, continuation-in-part and re-issue applications, patents of addition and confirmation relative thereto, for the United States of America and foreign countries, (c) sign all papers necessary to carry out the foregoing, and (d) give testimony in support of inventorship. In the event any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within one (1) year after the cessation of the Executive’s employment, whether the cessation is voluntary or involuntary, or with or without cause, or whether the cessation is solely due to the expiration of any agreed term of employment, it is to be presumed that the Invention was conceived or made during the period of the Executive’s employment with Corporation. The Executive hereby agrees not to assert any rights to any Invention as having been made or acquired prior to the date of this Agreement, except for Inventions, if any, disclosed to Corporation in writing prior to the date hereof. The obligations under this Section 7 shall survive termination of this Agreement for any reason.

8. Protection of Confidential Trade Secret Information. Both during the Term of his employment by the Corporation and thereafter, the Executive shall not, without the prior written consent of the Corporation, divulge to any third party, or use for his own benefit or for any purpose other than the exclusive benefit of the Corporation any confidential or trade secret information concerning the Corporation’s business and affairs obtained by him during the Term of his employment with the Corporation, including, but not limited to, information relating to its Inventions, know-how and other trade secrets and to its relationships with actual or potential customers or suppliers and the needs and requirements of any such actual or potential customers (“Confidential Trade Secret Information”); it being the intent hereof that the Executive shall not so divulge or use any such Confidential Trade Secret Information which is unpublished or not readily available to the general public.

9. Non-Interference/Non-Solicitation. For period of one (1) year from the date this Agreement is terminated, the Executive shall not, directly or indirectly, for himself or on behalf of others:

a. Induce or attempt to induce any employee or independent contractor of the Corporation who was the Corporation’s employee or independent contractor within the one-year period prior to the termination of Executive’s employment, to leave the Corporation’s employ or to become employed or affiliated with any enterprise other than the Corporation;

b. Persuade, or attempt to persuade, any customer of or supplier to the Corporation on whose account Executive worked within one (1) year prior to the termination of Executive’s employment, to cease doing business with or to reduce the amount of business it does with the Corporation;

c. Persuade, or attempt to persuade, any potential customer to which Executive has made a formal or informal presentation, with which Executive has been having business-related discussions, or for which Executive had or has a specific marketing strategy, within one (1) year prior to the termination of Executive’s employment, not to hire the Corporation or to hire another company to provide products or perform services which the Corporation could provide; or

d. Solicit for Executive or any person or entity other than the Corporation the business of any company on whose account Executive worked while Executive was employed by the Corporation, which is a customer of the Corporation or was a customer of the Corporation within one year prior to the termination of Executive’s employment.

10. Provisions Applicable to Covenants. Executive acknowledges and agrees that:

a. The sale of services and products by the Corporation have been and will be worldwide;

b. The protection of the Corporation set forth in paragraphs 7, 8 and 9 of this Agreement are fair and reasonable and are of vital concern to the Corporation;

c. The Corporation is engaged in a highly competitive business and monetary damages for any violation of those paragraphs 7, 8 and 9 would not adequately compensate the Corporation;

d. The restrictions set forth in paragraphs 7, 8 and 9 may be enforced by injunction and/or other equitable proceedings in addition to whatever other rights or remedies are available to the Corporation regardless of the method of termination of Executive’s employment hereunder;

e. The Corporation’s failure to object to any conduct in violation of the covenants set forth in paragraphs 7, 8 and 9 shall not be deemed a waiver by the Corporation, but the Corporation may, if it wishes, specifically waive any part or all of those covenants to the extent that such waiver is set forth in a writing duly authorized by it;

f. Executive’s full, uninhibited and faithful observance of each of the covenants set forth in paragraphs 7, 8 and 9 will not cause Executive any undue hardship, financial or otherwise, and that enforcement of each of said covenants will not impair Executive’s ability to obtain employment commensurate with Executive’s abilities and on terms fully acceptable to Executive or otherwise to obtain income required for the comfortable support of Executive and Executive’s family and the satisfaction of the needs of Executive’s creditors;

g. In the event that any court should finally hold that the time or territory or any other provision stated in Paragraph 7, 8 or 9 constitutes an unreasonable restriction upon Executive, the provisions of paragraphs 7, 8 and 9 shall not be rendered void, but shall apply as to time and territory and to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

In the event the Corporation fails to make the payments due to Executive pursuant to the terms of this Agreement, Executive, shall first make a good faith effort to resolve the matter, then if no agreement is reached within thirty (30) days Executive may bring an action for such violation, and the Non-Interference/Non-Solicitation provisions contained herein shall be null and void. In the event of any litigation related to this Agreement, the non-prevailing party shall pay the legal fees of the prevailing party.

11. Termination of Agreement.

a. Events of Termination. Subject to the provisions of subparagraph (d) of this paragraph 11, this Agreement and the employment of the Executive hereunder shall terminate upon the occurrence of the first to occur of the following events or conditions:

i. The death of the Executive; or

ii. The delivery to the Corporation of a notice from the Executive that the Executive has determined to take a voluntary departure from employment by the Corporation;

iii. The delivery to the Executive of written notice setting forth the election of the Chief Executive Officer of the Corporation to terminate Executive’s employment for “disability” (within the meaning of subparagraph (b)(i) of this paragraph 11) or for “cause” (within the meaning of subparagraph (b)(ii) of this paragraph 11); or

iv. The delivery to the Executive of written notice setting forth the election of the Chief Executive Officer to terminate his employment involuntarily other than for “cause”.

The Effective Date of termination shall be (x) in the event of the death of the Executive, the date of such death; (y) in the event of a termination triggered by a Notice, the later of the date any Notice is received by the Executive or the Corporation or such later effective date as shall be set forth in such Notice. In the event of termination under (b)(ii) below, the cause shall be specifically described and the Executive shall have the opportunity to contest the termination.

b. Termination by Corporation. The Chief Executive Officer (or the Board of Directors voting in a majority) of the Corporation may elect to terminate the employment of the Executive hereunder:

i. For “disability”, if the Corporation’s shall determine, in good faith, that, by reason of a physical or mental illness continuing for more than sixty (60) consecutive business days or for shorter periods aggregating more than ninety (90) business days in any period of twelve (12) consecutive months (excluding in each case Saturdays, Sundays, holidays and days on which the Executive was on vacation), the Executive has been substantially unable to render services of the character contemplated by this Agreement;

ii. For “cause”, if the Chief Executive Officer (or Board of Directors voting in a majority) shall determine, in good faith, that any one or more of the following events has occurred:

1. Willful misconduct or gross negligence of Executive in connection with the performance of the duties associated with Executive’s position;

2. The conviction of Executive of a felony in connection with the performance of Executive’s duties to the Corporation, or the conviction of Executive of a felony in connection with for unrelated matters which is likely to adversely affect Executive’s ability to perform such duties;

3. The commission of an act of embezzlement, fraud, dishonesty, immorality, unfair competition or deliberate disregard of the rules and policies of the Corporation which results in a material loss, damage, or injury to the Corporation; or

4. The violation by Executive of the provisions of paragraphs 7, 8 or 9 of this Agreement,

5. Any other act the majority of the Board of Directors deems to be materially detrimental to the Corporation.

iii. Any determination of “disability” or “cause” made by the Chief Executive Officer must be ratified in good faith by a majority of the Board of Directors of the Corporation.

c. Rights and Obligations upon Termination. Upon a termination of this Agreement and the Executive’s employment with the Corporation, the Corporation and the Executive shall have the following rights and obligations:

i. Death. If the termination results from the death of the Executive as provided in paragraph 11(a)(i), the Corporation will be obligated to pay base salary as provided in paragraph 5 though the end of the Term of this Agreement, and, except as provided in paragraph 11(c)(iv), the Corporation’s obligation to pay any other benefits and perquisites under the Agreement shall cease as of the Effective Date of termination, and all obligations of Executive shall cease as of the Effective Date of termination.

ii. For “Cause” or Voluntary Termination by Executive. If the termination results from the involuntary termination of Executive’s employment by the Board of Directors for “cause” as provided in paragraph 11 (a)(iii) and (b)(ii), or the voluntary termination of Executive’s employment by Executive as provided in paragraph 11 (a)(ii), the obligation of the Corporation to pay base salary as provided in paragraph 5 shall cease as of the Effective Date of termination, and, except as provided in paragraph 11(c)(iv), the Corporation’s obligation to pay any other benefits and perquisites under the Agreement shall cease as of the Effective Date of termination, and the obligations of Executive pursuant to paragraphs 7, 8 & 9 shall continue indefinitely except for paragraph 9 which shall continue for a period of one (1) year after the Effective Date of termination.

iii. For other than “Cause” or Disability. If the termination results from the involuntary termination of Executive’s employment by the Board of Directors other than for “cause” as provided in paragraph 11(a)(iv); involuntary termination of Executive’s employment by the Board of Directors for “disability” as provided in paragraph 11(a)(iii) and (b)(i); the Corporation will be obligated to pay base salary as provided in paragraph 5 though the end of the Term of this Agreement, and, except as provided in paragraph 11(c)(iv), and in the case of termination for other than cause, the Corporation shall be obligated to pay all other benefits and perquisites under the Agreement for a period equal to the lesser of twelve (12) months from the Effective Date of termination or the remaining term of this Agreement, and the obligations of Executive pursuant to paragraphs 7, 8 & 9 shall continue indefinitely except for paragraph 9 which shall continue for a period of one (1) year after the later of (A) the Effective Date of termination, or (B) the date of the last payment of base salary.

d. Employee Benefit Plans. Notwithstanding the type of termination and except as otherwise stated in this Agreement, the rights of the Executive upon termination with respect to benefits such as life, health and disability insurance and profit sharing, pension and equity incentive compensation plans will be governed by the terms of such plans.

12. Workplace Safety. The Executive must:

a. Attend to his duties safely;

b. Notify Corporation of any workplace risks that come to the attention of the Employee;

c. Comply with the Corporations’ Policies in relation to work health and safety; and

d. Comply with any applicable work health and safety laws and regulatory requirements.

13. Workplace Surveillance. In accordance with applicable law, the Corporation may conduct:

a. Camera Surveillance. The Corporation may use camera and/or video surveillance equipment in strategically located internal and external areas of the workplace to monitor movements. Cameras may operate continuously and surveillance may be ongoing.

b. Computer and Network Surveillance. The Corporation may monitor computer and network use by employees on an ongoing and regular basis to ensure compliance with relevant laws and Corporation policies. The Corporation may at any time access, monitor and record any communications or information developed, used, received, stored or transmitted by the Executive using resources of the Corporation. Filtering systems are installed in the Corporations network which restrict the flow or certain types of material, including emails and viruses, in and out of the network. Accordingly, some email traffic may be blocked.

14. Assignability and Benefits. This Agreement may not be assigned by Executive during Executive’s lifetime. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Corporation, its successors and assigns, including any corporate successor by merger or consolidation and any person, firm or corporation to which all or substantially all of the assets and business of the Corporation may be sold; and as used herein, the term “Corporation” shall include any such successor or assign, provided, however, with respect to Paragraphs 7 and 8, Corporation shall mean the entity and the businesses engaged in prior to the assignment event.

15. Notices. Any notice or request required or permitted under this Agreement shall be in writing and given or made by post-paid registered or certified mail, return receipt requested, or (b) personal delivery, facsimile, or express delivery service with acknowledgment of receipt, in either case, addressed to the Corporation at its then principal place of business, or to the Executive at his address specified on the first page hereof, or to either party hereto at such other address or addresses as such party may from time to time specify in a written notice given to the other party.

16. Entire Agreement/Modifications. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement or waiver shall be valid unless in writing and signed by the parties hereto.

17. Waivers. The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition.

18. Applicable Law. This Agreement is made and to be performed in the State of Arizona and shall be construed and enforced in accordance with the internal laws of the State of Arizona applicable to agreements made and to be performed in said State.

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IN WITNESS WHEREOF, The Corporation has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has hereunto set his hand, all as of the day and year first above written.

MAGNEGAS CORPORATION

/s/Ermanno Santilli
By:	Ermanno Santilli
Its:	Chief Executive Officer

EXECUTIVE

/s/Scott Mahoney
Name:	Scott Mahoney

EXHIBIT A

“Bonus Schedule”

Executive shall receive the following bonus compensation:

1.	Time Vested Common Stock Options: 100,000 time-vested common stock options with strike price set at the Company’s closing share price on March 13, 2018 to vest as follows:

●	50,000 common stock options shall vest on March 13, 2018.

●	50,000 common stock options shall vest 1/24th per month for a period of 24 months.

2.	Cash and Performance Vested Common Stock Options: Upon achievement of the performance objectives set forth below, the Executive’s bonus compensation under this part 2 shall vest 1/3 after December 31, 2018 followed by the balance vesting 1/36th per month for 36 months thereafter.

If this Agreement is not renewed for an additional Term, the achieved performance cash and common stock options shall be subject to an accelerated vesting schedule with such cash and common stock options fully vesting thirty (30) days after this Agreement terminates.

If this Agreement is terminated voluntarily by the Executive, any unvested cash or common stock options shall be forfeited.

Award Level		Annual Revenue ($in MM)	Post Bonus EBITDA ($ in MM)	Cash Bonus As % of Annual Salary	Performance Vested Options As % of Issued and Outstanding as 12/31/18
0	Threshold	12.4	-4	0.0%	0.00%
1		13.4	-3.63	25.0%	0.50%
2		14.5	-3.25	50.0%	1.00%
3		15.5	-2.88	75.0%	1.50%
4	Target	16.5	-2.5	100.0%	2.00%
5		18.6	-1.75	112.5%	2.07%
6		20.7	-1	125.0%	2.13%
7		22.7	-0.5	137.5%	2.20%
8		24.8	0	150.0%	2.26%
9		26.9	0.4	162.5%	2.33%
10		28.9	0.8	175.0%	2.39%
11		31	1.2	187.5%	2.46%
12	Cap	33	1.6	200.0%	2.50%

●	Threshold for minimum revenue and maximum EBIDA – level 0, if either revenue is less than or EBITDA loss is greater than, the number in the table, no bonus.

●	Target for 100% bonus is level 4.

●	Bonus cap is level 12.

●	If revenue and commensurate EBITDA is better than those listed in level 12, additional awards would be at the Board’s discretion.

●	Revenue, EBITDA, and bonus are proportional.

o	For instance, if revenue is 15, proportional EBITDA is -3.07and % bonus is 62.5%.

o	So, as long as actual EBITDA falls within the range set by revenue of the two levels (2 and 3 in the example), bonus is proportional.

o	If actual EBITDA is better or worse than the range set by revenue of the two levels bonus % will be increased or decreased by 5% for each level.

●	So, in the example revenue of 15 (level 2-3), EBITDA can range from -2.88 to – 3.25 and bonus would be proportional, but if the actual EBITDA is -2.6 (level 3-4, 1 level better) bonus % would be 67.5% (62.5+5).

●	If revenue 15 and actual EBITDA is -3.6 (level 1-2) bonus % would be 57.5% (62.5-5)